Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TIVIC HEALTH SYSTEMS, INC.

TIVIC HEALTH SYSTEMS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.               The name of the Corporation is Tivic Health Systems, Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 7, 2021, amended on August 31, 2021, amended and restated on November 12, 2021, amended on August 21, 2023, and amended on March 7, 2025 (as amended and restated, the “Certificate of Incorporation”).

2.               The Certificate of Incorporation is hereby amended by restating Article FIRST thereof to provide as follows:

“FIRST: The name of this corporation is Valion Bio, Inc.”

3.               This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors of the Corporation.

4.               This Certificate of Amendment shall become effective at 12:01 a.m. Eastern Time on April 28, 2026.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 22nd day of April, 2026.

TIVIC HEALTH SYSTEMS, INC.

By:	/s/ Michael K. Handley
Name: Michael K. Handley Title: Chief Executive Officer